UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 19, 2007

TRANSOCEAN INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-75899	66-0582307
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Greenway Plaza

Houston, Texas 77046

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 232-7500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 19, 2007, Transocean Inc. (the “Company”) issued a press release announcing that it called all of its Zero Coupon Convertible Debentures due May 2020 and its 1.5% Convertible Debentures due 2021 for redemption on November 15, 2007. The aggregate face value of the debentures is $426 million as of September 30, 2007, and the cost to redeem the notes is expected to be approximately $421 million, including accrued and unpaid interest, assuming none of the debentures are converted. A complete copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is furnished pursuant to Item 8.01:

EXHIBIT NUMBER	DESCRIPTION
99.1	Transocean Inc. Press Release dated October 19, 2007

Forward-Looking Statements

Statements included in this Current Report on Form 8-K regarding the consummation of the proposed merger transaction and management of our company and its subsidiaries following the proposed merger transaction, and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, consummation of financing, satisfaction of closing conditions, and other factors detailed in risk factors and elsewhere in our Annual Report on Form 10-K, our recent definitive proxy statement with respect to our shareholders meeting and our other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSOCEAN INC.

Date: October 19, 2007	By:	/s/ Chipman Earle
Chipman Earle
Associate General Counsel and Corporate Secretary